October 26, 1999


Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C.  20549

Gentlemen:

We were previously independent public accountants for JRECK Subs Group, Inc. On October 26, 1999, our appointment as auditors for the Company was terminated. We have read and agree with the contents in Item 4a of Form 8-K of JRECK Subs Group, Inc. dated October 26, 1999.

                                Very truly yours,



                                BDO Seidman, LLP